Exhibit 99.1

CONTACT:	Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2012 RESULTS

Fourth Quarter 2012 Highlights

•	Earnings of $35.1 million or $0.31 per diluted common share

•	Financing spreads on residential mortgage investments declined 17 basis points to 1.13%

•	Book value decreased $0.30 to $13.58 per common share

•	Repurchased $42 million in common shares through early January 2013

•	Portfolio leverage maintained at eight times long-term investment capital

•	Operating costs as a percentage of average long-term investment capital decreased 9 basis points to 0.79%

DALLAS – January 30, 2013 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $35,084,000 or $0.31 per diluted common share for the quarter ended December 31, 2012. This compares to net income of $40,037,000 or $0.35 per diluted common share for the quarter ended September 30, 2012. The Company paid a fourth quarter 2012 dividend of $0.30 per common share on January 18, 2013.

Fourth Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. For the quarter ended December 31, 2012, the Company reported net interest margins of $38,307,000 compared to $43,556,000 for the quarter ended September 30, 2012. Financing spreads on residential mortgage investments averaged 1.13% during the fourth quarter of 2012, a decline of 17 basis points from financing spreads earned during the third quarter of 2012. Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held for hedging purposes – see page 10 for further information.

Yields on Capstead’s residential mortgage investments averaged 1.76% during the fourth quarter of 2012, a decrease of 10 basis points from yields reported for the third quarter of 2012. Yields were negatively impacted by lower weighted average coupons on the Company’s holdings of currently resetting ARM securities reflecting declines in underlying indices. Yields also reflect higher investment premium amortization due largely to higher levels of mortgage prepayments. Mortgage prepayments expressed as a constant prepayment rate, or CPR, averaged 19.6% during the fourth quarter of 2012, compared to an average CPR of 18.7% during the third quarter of 2012. Acquisitions during the fourth quarter, most of which were longer-to-reset

ARM securities, did not keep pace with portfolio runoff as a portion of the capital made available from runoff was primarily utilized for common share repurchases. The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the indicated periods (dollars in thousands):

	Quarter Ended December 31, 2012	Year Ended December 31, 2012
Residential mortgage investments, beginning of period	$14,313,208	$12,264,906
(Decrease) increase in unrealized gains on securities classified as available-for-sale	(42,833)	91,750
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 1.93% and 2.17%	428,411	4,206,459
Investment premiums on acquisitions	20,304	178,407
Portfolio runoff (principal amount)	(829,601)	(2,784,687)
Investment premium amortization	(29,331)	(96,677)

Residential mortgage investments, end of period	$13,860,158	$13,860,158

Interest rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held as hedges against changes in short-term interest rates, averaged 0.63% during the fourth quarter of 2012, an increase of seven basis points over borrowing rates incurred during the third quarter of 2012. This increase reflects higher market rates, particularly for repurchase arrangements extending past year-end, and the inclusion of $500 million in currently-paying swap agreements requiring payment of fixed rates averaging 58 basis points. At December 31, 2012 repurchase arrangements and similar borrowings totaled $12.78 billion, consisting primarily of 30-day borrowings with 23 counterparties and rates averaging 0.47%, before consideration of related swap agreements. As of December 31, 2012, the Company held currently-paying swap agreements requiring the payment of fixed rates of interest averaging 0.75% on notional amounts totaling $4.20 billion with average remaining interest-payment terms of nine months. Additionally, the Company had entered into forward-starting swap agreements with notional amounts totaling $2.40 billion as of year-end that will begin requiring fixed rate interest payments averaging 0.47% for two-year periods that commence on various dates between January 2013 and December 2013, with an average expiration of 29 months. Variable payments, typically based on one-month LIBOR, that are received by the Company under swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

During the fourth quarter of 2012, Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts), declined by $67 million to $1.60 billion at year-end, due primarily to lower portfolio pricing levels and $35 million in common stock repurchases. The portfolio was valued at 105.58 at December 31, 2012, a decline of 21 basis points during the quarter. Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) was 8.00 to one at December 31, 2012 compared to 7.96 to one at September 30, 2012.

Operating costs as a percentage of average long-term investment capital declined to 0.79% during the fourth quarter of 2012 compared to 0.88% during the third quarter of 2012, due primarily to lower compensation-related expense, a significant portion of which is performance-based.

Common Share Repurchases

On October 30, 2012 the Company announced a common share repurchase program of up to $100 million of its outstanding common shares. As of December 31, 2012, the Company repurchased $35 million in common shares under this authorization representing 3.0 million shares at an average price of $11.80 per share. Another $7 million was repurchased in early January 2013 representing 638,000 shares at an average price of $11.43 per share. Common share repurchases may continue in future periods under this authorization, subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important Company-specific news.

Book Value per Common Share

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these investments is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios containing a significant amount of non-agency and/or fixed-rate mortgage securities.

The following table illustrates the progression of Capstead’s book value per outstanding common share (calculated assuming liquidation preferences for the Series A and B preferred shares) for the quarter and year ended December 31, 2012:

	Quarter Ended December 31, 2012	Year Ended December 31, 2012
Book value per common share, beginning of period	$13.88	$12.52
Capital transactions:
Accretion from capital raises	—	0.12
Accretion from common share repurchases	0.06	0.02
Decrease related to stock awards	(0.02)	—
Dividend distributions less than (in excess of) earnings	0.01	(0.01)
(Decrease) increase in fair value of mortgage securities classified as available-for-sale	(0.44)	0.95
Increase (decrease) in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	0.06	(0.04)
Unsecured borrowings	0.03	0.02

Book value per common share, end of period	$13.58	$13.58

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “During the fourth quarter yields on our portfolio were pressured by moderately higher mortgage prepayments as well as lower coupon resets reflecting declines in recent quarters in the six- and twelve-month LIBOR indexes. Meanwhile, our borrowing costs were higher, in part reflecting higher market rates over year-end as well as an increase in our currently-paying swap position. Together, these factors contributed to a 17 basis point decline in our financing spreads to 1.13%, and a $0.04 reduction in our earnings to $0.31 per diluted common share.

“Although results have trended lower in recent quarters, we expect 2013 results will be more stable. This belief reflects our confidence in our investment strategy of investing solely in short-duration ARM securities. Approximately 93% of the mortgages underlying our current-reset ARM securities were originated prior to 2008 and carry coupon interest rates at or below prevailing fixed mortgage rates diminishing the economic advantage, if any, of refinancing. Additionally, refinancing for many of these homeowners continues to be hampered by low housing prices and credit problems. Newer originations, primarily held in our longer-to-reset portfolio, remain more susceptible to refinancing because it is easier for many of these borrowers to qualify for new mortgages and it may be more attractive to do so from a rate perspective in the current low mortgage interest rate environment. On an overall basis, we expect mortgage prepayment levels to remain manageable in the coming quarters absent additional government intervention to lower mortgage interest rates beyond the Federal Reserve’s current bond buying program. This should help contain investment premium amortization costs, which increased $2.2 million this quarter to $29.3 million. Also, further declines in weighted average coupons should be muted given that an increasing number of mortgage loans underlying our current-reset ARM securities are at or near fully-indexed levels, which now reflect six- and twelve-month indices that have largely returned to the lower levels prevailing in late 2010. With respect to our borrowing costs, we have experienced lower market rates subsequent to year-end. Additionally, $2.90 billion of our currently-paying interest rate swaps with average fixed rates of 0.85% will mature during 2013 and have already been largely replaced at significantly lower rates.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, January 31, 2013 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (888) 317-6016 in the U.S., (855) 669-9657 for Canada, or (412) 317-6016 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through April 2, 2013 by dialing toll free (877) 344-7529 in the U.S. or (412) 317-0088 for international callers and entering conference number 10023639.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for April 24, 2013. The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on February 25, 2013 and the proxy statement and annual report will be mailed to stockholders on or about March 15, 2013. The Company’s 2013 common share dividend calendar has been set as follows:

Scheduled 2013 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 14	March 29	April 19
Second	June 13	June 28	July 19
Third	September 12	September 30	October 18
Fourth	December 12	December 31	January 20, 2014

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Residential mortgage investments
($13.45 and $11.93 billion pledged under repurchase arrangements at December 31, 2012 and December 31, 2011, respectively)	$13,860,158	$12,264,906
Cash collateral receivable from interest rate swap counterparties	49,972	48,505
Interest rate swap agreements at fair value	169	617
Cash and cash equivalents	425,445	426,717
Receivables and other assets	130,402	100,760
Investments in unconsolidated affiliates	3,117	3,117

	$14,469,263	$12,844,622

Liabilities
Repurchase arrangements and similar borrowings	$12,784,238	$11,352,444
Interest rate swap agreements at fair value	32,868	31,348
Unsecured borrowings	103,095	103,095
Common stock dividend payable	29,512	38,184
Accounts payable and accrued expenses	22,425	26,844

	12,972,138	11,551,915

Stockholders’ equity
Preferred stock—$0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 186 shares issued and outstanding ($3,054 and $3,056 aggregate liquidation preference) at December 31, 2012 and December 31, 2011, respectively	2,604	2,605
$1.26 Cumulative Convertible Preferred Stock, Series B, 16,493 and 16,184 shares issued and outstanding ($187,692 and $184,175 aggregate liquidation preference) at December 31, 2012 and December 31, 2011, respectively	186,388	181,909
Common stock—$0.01 par value; 250,000 shares authorized:
96,229 and 88,287 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	962	883
Paid-in capital	1,367,199	1,257,653
Accumulated deficit	(353,938)	(354,883)
Accumulated other comprehensive income	293,910	204,540

	1,497,125	1,292,707

	$14,469,263	$12,844,622

Long-term investment capital (Stockholders’ equity and unsecured borrowings net of investments in related unconsolidated affiliates) (unaudited)	$1,597,103	$1,392,685
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.00:1	8.15:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$13.58	$12.52

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2012	2011	2012	2011
Interest income:
Residential mortgage investments	$60,948	$63,910	$255,931	$243,077
Other	218	71	698	301

	61,166	63,981	256,629	243,378

Interest expense:
Repurchase arrangements and similar borrowings	(20,672)	(15,556)	(69,101)	(57,328)
Unsecured borrowings	(2,187)	(2,187)	(8,747)	(8,747)
Other	—	—	—	(5)

	(22,859)	(17,743)	(77,848)	(66,080)

	38,307	46,238	178,781	177,298

Other revenue (expense):
Miscellaneous other revenue (expense)	(24)	(97)	(171)	(1,023)
Incentive compensation	(515)	(1,548)	(4,129)	(5,697)
Salaries and benefits	(1,638)	(1,698)	(6,843)	(6,701)
Other general and administrative expense	(1,111)	(992)	(4,271)	(3,932)

	(3,288)	(4,335)	(15,414)	(17,353)

Income before equity in earnings of unconsolidated affiliates	35,019	41,903	163,367	159,945
Equity in earnings of unconsolidated affiliates	65	65	259	259

Net income	$35,084	$41,968	$163,626	$160,204

Net income available to common stockholders:
Net income	$35,084	$41,968	$163,626	$160,204
Less cash dividends paid on preferred shares	(5,270)	(5,146)	(21,021)	(20,369)

	$29,814	$36,822	$142,605	$139,835

Net income per common share:
Basic	$0.31	$0.43	$1.50	$1.76
Diluted	0.31	0.43	1.50	1.75

Weighted average common shares outstanding:
Basic	96,929	85,028	94,593	79,316
Diluted	97,329	85,401	95,012	79,696

Cash dividends declared per share:
Common	$0.300	$0.430	$1.490	$1.760
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	December 31, 2012					December 31, 2011
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$6,907,791	$170,417	$7,078,208	$7,328,758	$250,550	$194,586
Longer-to-reset ARMs	4,640,163	186,229	4,826,392	4,870,164	43,772	21,148
Fixed-rate	60	—	60	65	5	8
Ginnie Mae:
Current-reset ARMs	722,922	16,563	739,485	754,178	14,693	7,533
Longer-to-reset ARMs	843,827	31,685	875,512	892,941	17,429	11,424

	$13,114,763	$404,894	$13,519,657	$13,846,106	$326,449	$234,699

Interest rate swap positions (c)			$6,700,000	$(32,699)	$(32,539)	$(30,159)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $6 million and unsecuritized investments in residential mortgage loans with a cost basis of $8 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 11 of this release for further information).
(c)	To help mitigate exposure to higher short-term interest rates, Capstead typically uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms (or longer-term committed borrowings, if available at attractive rates and terms). Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of December 31, 2012, these swap positions had the following characteristics (in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying two-year contracts:
First quarter 2013	$1,100,000	0.81%	$(826)	$(776)
Second quarter 2013	700,000	0.96	(2,111)	(2,045)
Third quarter 2013	300,000	0.87	(1,300)	(1,269)
Fourth quarter 2013	800,000	0.78	(3,699)	(3,681)
First quarter 2014	200,000	0.60	(731)	(731)
Second quarter 2014	400,000	0.51	(1,322)	(1,322)
Third quarter 2014	200,000	0.51	(761)	(761)
Fourth quarter 2014	500,000	0.58	(2,696)	(2,696)

	4,200,000	0.75	(13,446)	(13,281)
Forward-starting two-year contracts:
First quarter 2015	1,100,000	0.50	(4,272)	(4,272)
Second quarter 2015	200,000	0.43	(307)	(307)
Third quarter 2015	400,000	0.47	(518)	(518)
Fourth quarter 2015	700,000	0.43	41	36

	$6,600,000		$(18,502)	$(18,342)

Forward-starting contracts expiring in 2035 and 2036 related to unsecured borrowings	$100,000	4.09	$(14,197)	$(14,197)

After consideration of related swap positions, the Company’s residential mortgage investments and related borrowings under repurchase arrangements had durations as of December 31, 2012 of approximately 10 and 8 1/4 months, respectively, for a net duration gap of approximately 1 3/4 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

FINANCING SPREAD ANALYSIS

(unaudited)

	2012				2011
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Yields on residential mortgage investments:(a)
Cash yields	2.60%	2.65%	2.71%	2.74%	2.77%	2.84%	2.97%	2.94%
Investment premium amortization	(0.84)	(0.79)	(0.67)	(0.60)	(0.66)	(0.67)	(0.59)	(0.58)
Adjusted yields	1.76	1.86	2.04	2.14	2.11	2.17	2.38	2.36
Related borrowing rates:(b)
Unhedged borrowing rates	0.45	0.41	0.37	0.32	0.32	0.25	0.25	0.29
Fixed swap rates	0.75	0.78	0.80	0.85	0.90	0.98	1.02	1.07
Adjusted borrowing rates	0.63	0.56	0.54	0.49	0.54	0.57	0.55	0.59
Financing spreads on residential mortgage investments	1.13	1.30	1.50	1.65	1.57	1.60	1.83	1.77

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on an annualized basis on average amortized cost basis for the indicated periods.
(b)	Unhedged borrowing rates represent average rates on repurchase agreements and similar borrowings. Fixed swap rates represent the average fixed rates on currently-paying interest rate swap agreements used to hedge short-term borrowing rates. Adjusted borrowing rates reflect unhedged borrowing rates and swap rates as well as differences between variable rate payments received on the Company’s currently-paying swap agreements, which typically are based on one-month LIBOR, and unhedged borrowing rates as well as any measured hedge ineffectiveness, calculated on an annualized basis on average outstanding balances for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities. The Company believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio. The following reconciles these two measures.

	2012				2011
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Financing spreads on residential mortgage investments	1.13%	1.30%	1.50%	1.65%	1.57%	1.60%	1.83%	1.77%
Impact of yields on other interest- earning assets*	(0.07)	(0.05)	(0.06)	(0.06)	(0.04)	(0.05)	(0.04)	(0.05)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.06)	(0.06)	(0.07)	(0.07)	(0.07)	(0.08)	(0.09)	(0.10)
Total financing spreads	1.00	1.19	1.37	1.52	1.46	1.47	1.70	1.62

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2012)

(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,227,486	2.45%	2.29%	1.70%	3.16%	10.16%	5.2
Freddie Mac Agency Securities	1,850,722	2.67	2.42	1.84	2.03	10.67	6.2
Ginnie Mae Agency Securities	739,485	2.48	1.70	1.51	1.02	9.31	6.2
Residential mortgage loans	5,051	3.51	2.38	2.04	1.49	10.97	4.5

	7,822,744	2.51	2.27	1.71	2.70	10.20	5.5

Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,953,509	2.97	2.61	1.76	4.91	7.99	43.7
Freddie Mac Agency Securities	1,872,883	2.97	2.67	1.84	4.92	7.99	47.4
Ginnie Mae Agency Securities	875,512	3.01	1.68	1.51	1.02	8.04	30.1

	5,701,904	2.98	2.48	1.75	4.32	8.00	42.8

	$13,524,648	2.70	2.36	1.73	3.38	9.27	21.1

Gross WAC (rate paid by borrowers) (d)		3.33

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. As of December 31, 2012, the ratio of amortized cost basis to related unpaid principal balance for the Company’s ARM securities was 103.09. This table excludes $3 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $3 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or were not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less related current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 81% of current-reset ARMs were subject to periodic caps averaging 1.85%; 4% were subject to initial caps averaging 2.01%; 14% were subject to lifetime caps, less related current net WAC, averaging 7.58%; and 1% were not subject to a cap. All longer-to-reset ARM securities at December 31 2012 were subject to initial caps.
(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.